Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 29, 2008.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The following materials are available for view:

Meeting Notice and Proxy Statement, Annual Report, and Form 10-K

To view this material, have the 12-digit Control Number(s) (located on the following page) available and visit: www.proxyvote.com

If you want to receive a paper or e-mail copy of the above listed documents you must request one. There is no charge to you for requesting a copy.

To facilitate timely delivery please make the request as instructed below on or before April 9, 2008.

To request material:	Internet: www.proxyvote.com	Telephone: 1-800-579-1639	**Email: sendmaterial@proxyvote.com

**If requesting material by e-mail please send a blank e-mail with the 12-digit Control Number in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

TENNANT COMPANY
701 NORTH LILAC DRIVE P.O. BOX 1452 MINNEAPOLIS, MN 55440

Vote In Person

You may attend the Annual Meeting of Shareholders in person. Details of the Meeting may be found in the Company Proxy Statement, which may be viewed at www.proxyvote.com. At the meeting you will need to request a ballot to vote your shares.

Vote By Internet

To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2008. Have your notice in hand when you access the web site and follow the instructions.

Meeting Location

The Annual Meeting of Shareholders

is to be held on April 29, 2008 at 10:30 A.M. CDT

at:	Golden Valley Country Club
7001 Golden Valley Road
Golden Valley, MN 55427

Driving Directions:

FROM THE WEST:

Highway 55 East to Winnetka Avenue (stoplight). Left on Winnetka to Golden Valley Road. Right on Golden Valley Road for approximately one mile. Entrance to clubhouse on the right, just after the railroad track.

FROM THE SOUTH:

Interstate 494 West to Highway 100 North. 100 North to Highway 55 West. 55 West to Douglas Drive (stoplight). Right on Douglas Drive to Golden Valley Road (2nd light). Left on Golden Valley Road approximately 1/3 mile. Entrance to clubhouse on the left, before the railroad track.

FROM THE EAST:Downtown

Interstate 394 West to Highway 100 North. 100 North to Highway 55 West. 55 West to Douglas Drive (stoplight). Right on Douglas Drive to Golden Valley Road (2nd light). Left on Golden Valley Road approximately 1/3 mile. Entrance to clubhouse on the left, before the railroad track.

FROM THE NORTH:

Highway 100 South to Highway 55 West. 55 West to Douglas Drive (stoplight). Right on Douglas Drive to Golden Valley Road (2nd light). Left on Golden Valley Road approximately 1/3 mile. Entrance to clubhouse on the left, before the railroad track.

Voting items

The Board of Directors recommends a vote FOR

the director nominees and items 2 through 4.

1.	TO ELECT DIRECTORS Nominees:
01)	David Mathieson
02)	Stephen G. Shank

If elected, Mr. Mathieson and Mr. Shank will serve for a term of three years.

2.	TO RATIFY THE APPOINTMENT OF KPMG LLP as the independent registered public accounting firm of the Company.

3.	TO APPROVE THE 2009 Short-Term Incentive Plan.

4.	IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.